EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements, as amended, on Form S-1 (Nos. 333-232483 and 333-234597), Form S-3 (No. 333-236963), and Form S-8 (Nos. 333-232636 and 333-249414) of Soliton, Inc. (the “Company”) of our report dated March 4, 2021, with respect to our audits of the Company’s balance sheets as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2020, and the related notes, included in this Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
March 4, 2021